File No. 333-16279
                                            Filed under Rule 424(b)(3)

FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK

                      PROSPECTUS SUPPLEMENT
                         JANUARY 5, 1998

SUPPLEMENT TO THE PROSPECTUS DATED MAY 6, 1997 AS AMENDED JULY 9,
                              1997
                    AND OCTOBER 24, 1997 FOR

                        EMPIRE PRIMELITE
    DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY CONTRACTS

        ISSUED BY GOLDEN AMERICAN LIFE INSURANCE COMPANY

                           __________


     The following information supplements the information contained in the prospectus regarding Other Types of Qualified
Retirement Plans beginning on page 46 of the prospectus. Insert the following after the paragraph titled "SIMPLE IRAs":

          Roth IRAs. Effective immediately, First Golden is offering Contracts in connection with Roth Individual Retirement Annuities ("Roth IRAs"). New Section 408A of the Code permits eligible individuals to contribute to Roth IRAs. Under applicable limitations, certain amounts may be contributed to a Roth IRA. The contributions are not deductible from the individual's gross income, but if certain qualifications are met, distributions of earnings are not included in taxable income. Rollovers from regular IRAs or conversions of regular IRAs to Roth IRAs are permitted, but the owner must include the amount rolled over or converted in taxable income (with the ability to spread the tax liability over four years if the rollover or conversion takes place in 1998). Roth IRAs are subject to limitations on eligibility, contributions, transferability, and distributions. Purchasers of Contracts who intend for them to be qualified as Roth IRAs should seek competent tax advice. Please check with First Golden's Customer Service Center for state availability.

          Generally, earnings on a ROTH IRA accrue federally tax-deferred, and distributions are not subject to federal income tax or 10% penalty tax if five years have passed since the first contribution was made or any conversion from a traditional IRA was effected, and the distribution is made
     (a) once the owner is 59 1/2 or older, (b) upon the death or disability of the owner, or (c) for a limited amount, for qualified first-time home buyer expenses. Distributions that do not meet these conditions would be subject to ordinary federal income tax and may be subject to the 10% penalty tax.


This supplement should be retained with your Empire PrimElite
Prospectus.

PE-1-NY-ROTH                                           1/5/98